Exhibit 4.2

BARCLAYS BANK PLC,

Issuer

TO

THE BANK OF NEW YORK MELLON,
Trustee

SUPPLEMENTAL INDENTURE

Dated as of August 31, 2016

Supplement to Indenture Dated
as of September 16, 2004

Senior Debt Securities

SUPPLEMENTAL INDENTURE, dated as of August 31, 2016 (this “Supplemental Indenture”) to the Indenture dated as of September 16, 2004, (the “Indenture”), between Barclays Bank PLC, a public limited company registered in England and Wales (herein called the “Company”), having its registered office at 1 Churchill Place, London E14 5HP, England, and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Indenture.

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore made, executed and delivered to the Trustee the Indenture, providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series;

WHEREAS, the Company issued the iPath® Pure Beta Broad Commodity ETNs (the “Issue”) bearing the CUSIP number 06740P114, which constitute part of the single series of debt securities entitled “Global Medium-Term Notes, Series A” issued by the Company pursuant to the Indenture;

WHEREAS, the Company desires to modify certain provisions of the Issue to reduce the Investor Fee for the Senior Debt Securities of the Issue applicable to the period beginning on the day after the Amendment Date and continuing until the Maturity Date (as defined in the Global Security for the Issue) from an amount equal to 0.75% per annum times the applicable Closing Indicative Value (as defined in the Global Security for the Issue) on the immediately preceding calendar day times the applicable Daily Index Factor (as defined in the Global Security for the Issue) on that day to an amount equal to 0.60% per annum times the applicable Closing Indicative Value on the immediately preceding calendar day times the applicable Daily Index Factor on that day, in each case calculated on a daily basis;

WHEREAS, Section 9.01(i) of the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of making any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interests of the Holders of Senior Debt Securities of any series in any material respect; and

WHEREAS, this Supplemental Indenture is authorized by (i) the resolutions adopted by the Board of Directors of the Company at the meeting duly called and held on December 17, 2015, and (ii) the written confirmation of the Group Finance Director of the Company dated June 29, 2016, and all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee according to its terms have been done;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH

For and in consideration of the provisions set forth herein, it is mutually agreed, for the equal and proportionate benefit of all Holders, from time to time, of the Issue as follows:

1. Amendments

Concurrently with the execution and delivery of this Supplemental Indenture, the Issue shall be amended in accordance with the corresponding revised Global Security set out in Annex A hereto (the “Replacement Security”). This Supplemental Indenture shall amend the Issue without any further action.

Immediately following the execution and delivery of this Supplemental Indenture, the outstanding Global Security for the Issue shall be exchanged pursuant to the Indenture for the Replacement Security provided that the failure to issue the Replacement Security shall not affect the validity of the outstanding Senior Debt Securities of the Issue or the effect of this Supplemental Indenture with respect to the outstanding Senior Debt Securities of the Issue.

2. Miscellaneous Provisions

Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect including, without limitation, Section 6.07.

Terms Defined. All terms defined in the Indenture shall have the same meanings when used herein.

Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

Further Instruments.  The parties hereto will execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purpose of this Supplemental Indenture.

Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (ii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first above written.

BARCLAYS BANK PLC

By:
Name:
Title:

BARCLAYS BANK PLC

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

Annex A

Form of Amended and Restated Global Security for the iPath® Pure Beta Broad Commodity ETNs

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO BARCLAYS BANK PLC, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 11 ON THE FACE OF THIS SECURITY.

CUSIP No. 06740P114	ISIN: US06740P1140

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

iPath® Pure Beta Broad Commodity ETN

due April 18, 2041

The following terms apply to this Security.  Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Face Amount:  $250,000,000 equal to 5,000,000 Securities at $50 per Security.

Index: The Barclays Capital Commodity Index Pure Beta TR.

Inception Date:  April 20, 2011.

Amendment Date: August 31, 2016.

Original Issue Date:  April 26, 2011

Interest Rate:  The principal of this Security shall not bear interest.

Denomination:  $50.

Payment at Maturity:  On the Maturity Date, the Company shall redeem this Security by paying to the Holder a cash payment equal to the Closing Indicative Value of the Securities on the Final Valuation Date.

Early Redemption:  The Holder may, subject to the notification requirements provided under Section 5(a) hereof, require the Company to redeem the Holder’s Securities in whole or in part on any Redemption Date during the term of the Securities (“Holder Redemption”).  If the Holder requires the Company to redeem the Holder’s Securities on any Redemption Date, the Holder will receive a cash payment equal to the principal amount of the Holder’s Securities times the Index Factor on the applicable Valuation Date minus the Investor Fee on the applicable Valuation Date.  The Company shall not be required to redeem fewer than 50,000 Securities at one time, provided that the Company may from time to time in its sole discretion reduce, in part or in whole, this minimum redemption amount on a consistent basis for all Holders who hold Securities at the time the reduction becomes effective.

The Company may redeem the Securities (in whole but not in part) at its sole discretion on any Trading Day on or after the Inception Date until and including maturity (“Issuer Redemption”). To exercise its right to redeem the Securities, the Company must deliver notice to the Holder of such Securities not less than ten calendar days prior to the Redemption Date specified by the Company in such issuer redemption notice. If the Company redeems the

(Face of Security continued on next page)

Securities, the Holder will receive a cash payment in U.S. dollars per Security in an amount equal to the applicable Closing Indicative Value on the applicable Valuation Date.

Calculation Agent:  Barclays Bank PLC.

Defeasance:  Neither full defeasance nor covenant defeasance applies to this Security.

Listing:  NYSE Arca stock exchange.

The Index Sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the Index Sponsor shall have no liability for any errors, omissions, or interruptions therein.

The Index Sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index.  The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to any Index or any data included therein.  Without limiting any of the foregoing, in no event shall the Index Sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the Index Sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of any Index (or failure to publish such level) and any use to which any person may put any Index or any Index level. In addition, although the Index Sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of any Index, the Index Sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture.  Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

“Closing Indicative Value” per Security on any calendar day shall be calculated in the following manner: The Closing Indicative Value per Security on the Inception Date will equal $50.  On each subsequent calendar day until maturity, or Early Redemption, the Closing Indicative Value per Security will equal (1) the Closing Indicative Value on the immediately preceding calendar day times (2) the applicable Daily Index Factor on such calendar day (or, if such day is not an Index Business Day, one) minus (3) the applicable Investor Fee on such calendar day minus (4) the applicable Futures Execution Cost on such calendar day.

“Daily Index Factor” per Security on any Index Business Day will equal (1) the closing level of the Index on such Index Business Day divided by (2) the closing level of the Index on the immediately preceding Index Business Day.

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Calculation Agent in its sole discretion, equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder).  Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking) plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking).  During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking).  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided that, with respect to any quotation, the party not obtaining the quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Default Amount.  The “Default Quotation Period” shall be the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after such due date, unless no such quotation is obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case, the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period (and the subsequent two Business Day objection period) has not ended prior to the Final Valuation Date, then the Default Amount will equal the Face Amount.

“Final Valuation Date” means April 15, 2041, or if such date is not a Trading Day, the next succeeding Trading Day; provided, however, that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such date, the Final Valuation Date will be the first following Trading Day on which the Calculation Agent determines that a Market Disruption Event does not occur and is not continuing, provided that in no event will the Final Valuation Date be postponed by more than five Trading Days.

“Futures Execution Cost” means the amount equal to 0.10% per year times the applicable Closing Indicative Value times the applicable Daily Index Factor, calculated on a daily basis.  The Futures Execution Cost on the Inception Date will equal zero.  On each subsequent calendar day until maturity or Early Redemption of the Securities, the Futures Execution Cost per Security will be equal to: (i) 0.10% times (ii) the applicable Closing Indicative Value on the immediately preceding calendar day times (iii) the applicable Daily Index Factor on such calendar day (or, if such day is not an index business day, one) divided by (iv) 365.

“Index Business Day” means a day on which the Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule, as published on http://www.nyse.com/about/newsevents/1176373643795.html or any successor website thereto.

“Index Component” means, with respect to the Securities, any of the futures contracts underlying the Index.

“Investor Fee” means the amount equal to (1) (a) 0.75% per year (for the period from the Inception Date to and including the Amendment Date) and (b) 0.60% per year (for the period beginning the day after the Amendment Date until the Redemption Date, if after the Amendment Date, or the Maturity Date) times the applicable Closing Indicative Value times the applicable Daily Index Factor, calculated on a daily basis in the following manner:  The Investor Fee on the Inception Date shall equal zero. On each subsequent calendar day until the Amendment Date, the Investor Fee per Security will be equal to (i) 0.75% times (ii) the applicable Closing Indicative Value on the immediately preceding calendar day times (iii) the applicable Daily Index Factor on that day (or, if such day is not an Index Business Day, one) divided by (iv) 365.  On each subsequent calendar day from the Amendment Date until and including the Final Valuation Date or, in the case of Securities with respect to which the Holder or the Issuer has exercised its right of Early Redemption after the Amendment Date, the applicable Valuation Date, the Investor Fee per Security will be equal to (i) 0.60% times (ii) the applicable Closing Indicative Value on the immediately preceding calendar day times (iii) the applicable Daily Index Factor on that day (or, if such day is not an Index Business Day, one) divided by (iv) 365.

“Index Sponsor” means Barclays Bank PLC.

“Market Disruption Event” means, with respect to the Securities, in the opinion of the Calculation Agent and determined in its sole discretion:  (i) a material limitation, suspension or disruption in the trading of any Index Component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price; (ii) the daily contract reference price for any Index Component has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility; (iii) the failure of the applicable trading facility or other price source fails to announce or publish the daily contract reference price for one or more Index Components; (iv) any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with the ability of Barclays Bank PLC or the ability of any affiliates of Barclays Bank PLC to unwind all or a material portion of a hedge with respect to the Securities that Barclays Bank PLC or any of its affiliates have effected or may effect.  The following events will not be Market Disruption Events: (a) a limitation on the hours or numbers of days of trading on a trading facility on which any Index Component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or (b) a decision by a trading facility to permanently discontinue trading in any Index Component.

“Maturity Date” means April 18, 2041, provided that if such date is not a Business Day, the Maturity Date will be the next succeeding Business Day; provided, however, that if the fifth Business Day preceding April 18, 2041 does not qualify as the Final Valuation Date referred to above, then the Maturity Date will be the fifth Business Day following the Final Valuation Date.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America or Europe that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor’s, a division of The McGraw Hill Companies, Inc., Ratings Group (or any successor) or P-1 or higher by Moody’s Investors Service, Inc. (or any successor) or, in either case, such other comparable rating, if any, then used by such rating agency.

“Redemption Date” means (a) in the case of Holder Redemption, the third Business Day following each Valuation Date (other than the Final Valuation Date, where the final Redemption Date will be the third Business Day following the Valuation Date that is immediately prior to the Final Valuation Date); (b) in the case of Issuer Redemption, the date specified by the Company in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which the Company delivers such issuer redemption notice.

“Successor Index” means any substitute index approved by the Calculation Agent as a Successor Index pursuant to Section 3 hereof.

“Trading Day” means any day on which (i) the value of the Index to which the Securities are linked is published by the Index Sponsor; (ii) trading is generally conducted on the NYSE Arca stock exchange; and (iii) trading is generally conducted on the markets which the futures contracts underlying the relevant Index are traded, in each case as determined by the calculation agent in its sole discretion.

“Valuation Date” means each Business Day from April 20, 2011 to April 15, 2041, inclusive (subject to the occurrence of a Market Disruption Event), or, if such date is not a trading day, the next succeeding Trading Day, not to exceed five Business Days.

1.                                      Promise to Pay at Maturity or Upon Early Redemption

Barclays Bank PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the amount as calculated and provided under (i) “Early Redemption” and elsewhere on the face this Security on the applicable Redemption Date, in the case of any Securities in respect of the which the Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, or in the case the Company exercises its right to redeem the Securities prior to the Maturity Date, or (ii) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date, in the case of all other Securities.

2.                                      Payment of Interest

The principal of this Security shall not bear interest.

3.                                      Discontinuance or Modification of the Index; Market Disruption Event

If the Index Sponsor discontinues publication of the Index and it or any other person or entity publishes an index that the Calculation Agent determines is comparable to the discontinued index and approves as a Successor Index, then the Calculation Agent will determine the value of the Index on the applicable Valuation Date and the amount payable on the Maturity Date or any Redemption Date by reference to such Successor Index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no Successor Index, or that the closing value of the Index is not available because of a Market Disruption Event or for any other reason, on any Valuation Date, or if for any other reason the Index is not available to the Company or the Calculation Agent on any Valuation Date, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index, the Index Components or the method of calculating the Index has been changed at any time in any respect, including, without limitation, any addition, deletion or substitution and any reweighting or rebalancing of Index Components, and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting one or more of the Index Components, or is due to any other reason, then the Calculation Agent will be permitted (but shall not be required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the Maturity Date or upon Early Redemption is equitable.

The Calculation Agent shall have the right to postpone a Valuation Date, and thus the determination of the value of the Index, if the Calculation Agent determines that, on such Valuation Date, a Market Disruption Event occurs or is continuing in respect of any Index

Component.  If such a postponement occurs, the Calculation Agent shall determine the value of the Index Components unaffected by the Market Disruption Event by using the closing value of such Index Component or Index Components on the scheduled Valuation Date and shall determine the value of any affected Index Component by using the closing value of such Index Component on the first Trading Day after that day on which no Market Disruption Event occurs or is continuing with respect to such Index Component.  In no event, however, may the Calculation Agent postpone a Valuation Date by more than five Trading Days.

In the event that a Valuation Date is postponed until the fifth Trading Day following the scheduled Valuation Date, but a Market Disruption Event occurs and is continuing on such day, that day shall nevertheless be a Valuation Date, and the Calculation Agent shall determine the value of the Index on such day by a good faith estimate of the value of the Index that would have prevailed in the absence of a Market Disruption Event.

The Calculation Agent shall have the right to make all determinations and adjustments with respect to the Index in its sole discretion.

4.                                      Payment at Maturity or Upon Early Redemption

The payment of this Security that becomes due and payable on the Maturity Date or on a Redemption Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided above under “Payment at Maturity” and “Early Redemption”, respectively.  The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount.  When the principal referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation.  References to the payment at maturity or upon early redemption of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security.  Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to equal the Face Amount.  This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

In the event that payment at maturity is deferred beyond April 18, 2041, penalty interest will not accrue or be payable with respect to that deferred payment.

5.                                      Redemption Mechanics

(a) Holder Redemption.  Subject to the minimum redemption amount provided under “Early Redemption”, the Holder may require the Company to redeem the Holder’s Securities on any Redemption Date during the term of the Securities provided that such Holder (i) delivers a notice of holder redemption to the Company via electronic mail by no later than

4:00 p.m. New York time on the Business Day prior to the applicable Valuation Date; (ii) delivers a signed confirmation of holder redemption to the Company via facsimile by no later than 5:00 p.m. New York time on the same day; (iii) instructs the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Valuation Date at a price per Security equal to the applicable Closing Indicative Value, facing Barclays Capital DTC 5101; and (iv) causes the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York time on the applicable Redemption Date, which shall be the third Business Day following the applicable Valuation Date (other than the Final Valuation Date).  The final Redemption Date shall be the third Business Day following the Valuation Date that is immediately prior to the Final Valuation Date.

(b) Issuer Redemption.  If the Company elects to exercise its right to redeem the Securities under “Issuer Redemption”, the Company will deliver written notice of such election to redeem to the Holder of such Securities not less than ten calendar days prior to the Redemption Date specified by the Company in such issuer redemption notice.  The Final Valuation Date will be deemed to be the fifth Trading Day prior to the Redemption Date (subject to postponement in the event of a Market Disruption Event), and the Securities will be redeemed on the Redemption Date specified by the Company in such issuer redemption notice, but in no event prior to the tenth calendar day following the date on which the Company delivers such issuer redemption notice.

6.                                      Role of Calculation Agent

The Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including at maturity or upon Early Redemption; Market Disruption Events; Business Days; Trading Days; the Investor Fee; the Futures Execution Cost, the Default Amount; the Closing Indicative Value of the Securities on any Valuation Date; the Maturity Date; Redemption Dates; the amount payable on the Securities at maturity or upon Early Redemption and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. The Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Calculation Agent hereunder.  The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Calculation Agent.  Insofar as this Security provides for the Calculation Agent to determine the value of the Index on any date or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, Affiliates of the Calculation Agent or Affiliates of the Company.

7.                                      Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the applicable Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York, provided, however, that payment on the Maturity Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender).  Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

8.                                      Default Amount

If an Event of Default occurs and the maturity of this Security is accelerated, the Default Amount will be payable in respect of this Security at maturity.

9.                                      Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

10.                               Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

11.                               Prospectus

Reference is made to the (i) the Prospectus related to the Securities, dated July 18, 2016, (ii) the Prospectus Supplement, dated July 18, 2016and (iii) the Pricing Supplement, dated August 31, 2016, (together, the “Prospectus”).  The terms and conditions of this Security as fully set forth in the Prospectus are hereby incorporated by reference in their entirety into this Security and binding upon the parties hereto.  In the event of a conflict between the terms of the Prospectus and the terms of this Security, the Prospectus will control and if the Prospectus provides for a specific United States tax characterization, by purchasing a Security, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to such tax characterization.

Copies of the Prospectus are available from the Company or any underwriter or any dealer participating in the offering by calling toll free, 1-888-227-2275 (extension 2-3430).

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BARCLAYS BANK PLC

By:
Name:
Title:

By:
Name:
Title:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:  August 31, 2016

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

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This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of September 16, 2004 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof.  References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”), unless such deduction or withholding is required by law.  If any such Taxes are at any time required by a Taxing Jurisdiction to be deducted or withheld, the Company will, subject to the exceptions and limitations set forth in Section 10.04 of the Indenture, pay such additional amounts of the principal of such Security and any other amounts payable on such Security (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holder of any Security, after such deduction or withholding, shall equal the amounts of the principal of such Security and any other amounts payable on such Security which would have been payable in respect of such Security had no such deduction or withholding been required.

If at any time the Company determines that as a result of a change in or amendment to the laws or regulations of a Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or a change in an official application or interpretation of such laws or regulations (including a decision of any court or tribunal), either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Original Issue Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than 35 nor more than 60 days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price equal to the principal amount thereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose).  The Indenture also contains provisions (i) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Senior Debt Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Senior Debt Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing.  Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $50.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

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